Exhibit 99.1

FOR IMMEDIATE RELEASE	NR06-12

DYNEGY HOLDINGS INC. ANNOUNCES RECEIPT OF REQUISITE CONSENTS IN

TENDER OFFER AND EXECUTION OF SUPPLEMENTAL INDENTURE

HOUSTON (March 28, 2006) – Dynegy Inc. (NYSE: DYN) and its wholly-owned subsidiary, Dynegy Holdings Inc. (“DHI”), announced today the results to date of DHI’s previously announced cash tender offer and consent solicitation for its Second Priority Senior Secured Floating Rate Notes due 2008 (the “2008 Notes”-CUSIP No. 26816LAH5), 9.875% Second Priority Senior Secured Notes due 2010 (the “2010 Notes”-CUSIP Nos. 26816LAL6 and U2676AAD5) and 10.125% Second Priority Senior Secured Notes due 2013 (the “2013 Notes”-CUSIP Nos. 26816LAP7 and U2676AAE3) (the 2008 Notes, 2010 Notes and 2013 Notes together, the “Notes”).

As of 5:00 p.m., New York City time, today (the “Consent Date”), which was the deadline for holders who desired to receive the cash consent payment to tender their Notes and deliver their consents, DHI had received tenders and consents for $150.720 million in aggregate principal amount of the 2008 Notes, representing 67% of the outstanding 2008 Notes, $613.750 million in aggregate principal amount of the 2010 Notes, representing 98.2% of the outstanding 2010 Notes, and $898.305 million in aggregate principal amount of the 2013 Notes, representing 99.9% of the outstanding 2013 Notes.

Accordingly, the requisite consents to adopt the proposed amendments to the indenture pursuant to which the Notes were issued and to effect the proposed releases of the liens on equity interests securing the obligations of DHI and the guarantors of the Notes under the indenture have been received, and a supplemental indenture to effect the proposed amendments and lien releases has been executed. The proposed amendments, which will eliminate substantially all of the restrictive covenants and eliminate or modify certain events of default and related provisions contained in the indenture, and the proposed lien releases will become operative when the

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DYNEGY HOLDINGS INC. ANNOUNCES RECEIPT OF REQUISITE CONSENTS IN TENDER OFFER AND EXECUTION OF SUPPLEMENTAL INDENTURE

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tendered Notes are accepted for purchase by DHI, which is expected to occur on or about April 12, 2006.

The tender offer and consent solicitation remains open and is scheduled to expire at Midnight, New York City time, on April 11, 2006, unless extended (the “Expiration Date”).

Holders who validly tendered their Notes and delivered their consents prior to the Consent Date will receive the total consideration, as described in the Offer to Purchase and Consent Solicitation Statement of DHI, dated March 15, 2006, as supplemented by the Supplement thereto dated March 20, 2006 (as supplemented, the “Statement”). The total consideration includes a cash consent payment of $30.00 per $1,000 principal amount of Notes validly tendered. Holders who tender their Notes and deliver their consents after the Consent Date, but prior to the Expiration Date, will receive the tender offer consideration, which consists of the total consideration less the cash consent payment of $30.00 per $1,000 principal amount of tendered Notes. Holders of Notes validly tendered prior to the Expiration Date will also receive accrued and unpaid interest on their tendered Notes up to, but not including, the payment date for the tender offer and consent solicitation, which is expected to be on or about April 12, 2006, unless extended.

The total consideration and tender offer consideration for the 2010 Notes and 2013 Notes will be determined as described in the Statement as of 10:00 a.m., New York City time, on March 29, 2006 (unless DHI extends the tender offer and consent solicitation for any period longer than ten business days from the previously scheduled Expiration Date, in which case a new price determination date will be established). The total consideration and tender offer consideration per $1,000 principal amount of the 2008 Notes is $1,045.00 and $1,015.00, respectively, as described in the Statement and as announced on March 15, 2006.

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DYNEGY HOLDINGS INC. ANNOUNCES RECEIPT OF REQUISITE CONSENTS IN TENDER OFFER AND EXECUTION OF SUPPLEMENTAL INDENTURE

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Withdrawal and revocation rights with respect to tendered Notes and delivered consents expired as of the Consent Date. Accordingly, holders may no longer withdraw any Notes previously or hereafter tendered or revoke any consents previously or hereafter delivered, except in the limited circumstances described in the Statement.

The tender offer and consent solicitation are subject to the satisfaction of certain conditions, including the consummation by DHI of one or more new debt financings on terms satisfactory to DHI in an aggregate amount not less than $750 million. No assurance can be given that such new financings will be completed in a timely manner or at all.

The complete terms and conditions of the tender offer and consent solicitation are described in the Statement and the related Consent and Letter of Transmittal, copies of which may be obtained by contacting Global Bondholder Services Corporation, the information agent for the tender offer and consent solicitation, at (212) 430-3774 or (866) 387-1500 (toll free). Questions regarding the tender offer and consent solicitation may be directed to the dealer managers and solicitation agents for the tender offer and consent solicitation: Credit Suisse Securities (USA) LLC, which may be contacted at (212) 538-0652 or (800) 820-1653 (toll free), and Banc of America Securities LLC, which may be contacted at (212) 847-5834 or (888) 292-0070 (toll free).

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities. The tender offer and consent solicitation is being made solely by the Offer to Purchase and Consent Solicitation Statement of DHI, dated March 15, 2006, as supplemented by the Supplement thereto dated March 20, 2006, and the related Consent and Letter of Transmittal.

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DYNEGY HOLDINGS INC. ANNOUNCES RECEIPT OF REQUISITE CONSENTS IN TENDER OFFER AND EXECUTION OF SUPPLEMENTAL INDENTURE

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Dynegy Inc. produces and sells electric energy, capacity and ancillary services in key U.S. markets. The company’s power generation portfolio consists of more than 12,600 megawatts of baseload, intermediate and peaking power plants fueled by a mix of coal, fuel oil and natural gas. DYNC

Certain statements included in this news release are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly the consummation of the transaction described above. Dynegy cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. Specifically, Dynegy cannot assure you that the proposed transaction described above will be consummated on the terms Dynegy currently contemplates, if at all, or that the notes tendered in the tender offer and consent solicitation described above will be accepted for purchase. More information about the risks and uncertainties relating to these forward-looking statements are found in Dynegy’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2005, which is available free of charge on the SEC’s web site at http://www.sec.gov.

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